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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  FORM 10-KSB

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE TRANSITION PERIOD FROM
                 TO

                          COMMISSION FILE NO. 0-20039
                            ------------------------

                                MEDIVATORS, INC.
                 (Name of Small Business Issuer in Its Charter)

           MINNESOTA                   41-1517173
 (State or Other Jurisdiction       (I.R.S. Employer
      of Incorporation or         Identification No.)
         Organization)

      CANNON PLAZA SOUTH,
    6352 320TH STREET WAY,
    CANNON FALLS, MINNESOTA
     (Address of principal               55009
      executive offices)               (Zip code)

       Registrant's telephone number, including area code: (507) 263-4721
                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:

                    Series A Common Stock, $0.01 par value.
                            ------------------------

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No ____

    Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. / /

         Issuer's revenues for its most recent fiscal year: $3,309,524.

    As of March 24, 1995, 3,849,836 shares of the Registrant's Series A Common Stock and 2,000 shares of Series B 10% Cumulative Redeemable Convertible Common Stock were outstanding. The aggregate market value of the Series A Common Stock held by non-affiliates of the registrant on such date, based upon the last sale price of the Series A Common Stock as reported by The Nasdaq Small Cap Market on March 24, 1995, was approximately $7,699,672. For purposes of this computation, affiliates of the registrant are deemed only to be the registrant's executive officers and directors.
   Transitional Small Business Disclosure Format (check one):  Yes ____ No X

    Portions of the Proxy Statement for the Annual Meeting of Shareholders of the registrant, which will be filed with the Securities and Exchange Commission within 120 days after the end of the Registrant's fiscal year, are incorporated by reference in Part III of this report.

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                                     PART I

ITEM 1.  BUSINESS

GENERAL

    MediVators, Inc. ("MediVators" or the "Company") designs, manufactures and markets endoscopic infection control equipment and medical waste disposal equipment and related supplies. As of December 31, 1994, the Company had sold approximately 990 endoscope disinfection systems. The Company's disinfection systems are used for disinfecting flexible endoscopes which are slender, tubular, fiber optic medical devices inserted into the body through the mouth or rectum to allow visual examination of hollow organs such as the stomach and colon. The endoscope market has been growing rapidly over the last five years as a cost effective alternative to exploratory surgery. Endoscopes are now commonly used in doctors' offices, hospitals and clinics and must be thoroughly cleaned and disinfected after each use. As a result of the expanded use of endoscopes, the U.S. Centers for Disease Control ("CDC"), the American Society for Gastrointestinal Endoscopy and the Society of Gastrointestinal Nurses and
Associates,  Inc.  have  adopted  guidelines  for  endoscope  disinfection.  The
Company's disinfection systems are intended to enable users of flexible endoscopes to comply with these guidelines.

    MediVators' first endoscope disinfection system, the OTT Disinfector, was developed by the Mayo Clinic and is manufactured and marketed by the Company pursuant to an exclusive license granted by Mayo Foundation for Medical Education and Research ("Mayo Foundation") which expires in 2005. The Company's DSD-91, a microprocessor controlled dual scope disinfection system, received FAS clearance on March 15, 1994.

    In January 1992, MediVators, through a wholly-owned subsidiary, Disposal Sciences, Inc. ("DSI") acquired the assets of National Syringe Disposal, Inc., which manufactured and marketed the DSI-100 compact sharps disposal system for medical sharps such as syringes, scalpels and razors. The DSI-100 system provides point-of-use destruction and decontamination of most types of disposable medical sharps waste. The Company redesigned the DSI-100 into the DSI-107 to improve capacity and reliability. The redesigned DSI-107 is primarily suitable for low volume users such as medical offices.

    DSI has completed development of the DSI System 2000 Infectious Medical Waste Disposal System, a higher-volume system that is intended for hospital use. The DSI System 2000 Infectious Medical Waste Disposal System is a centralized disposal unit that will handle filled medical sharps collection devices and rigid plastics.

    MedFab, the Company's custom plastic machining and assembly division, began operations in April 1992. MedFab has enabled the Company to lower its cost on the plastic enclosures for its endoscope disinfection system and is contributing to general revenues by performing work for third party customers.

ENDOSCOPE DISINFECTION MARKET

    The number of endoscope procedures has increased dramatically in the last decade due to the relative cost effectiveness as compared to exploratory surgery. Originally designed for diagnostic procedures, the technology has evolved to accomplish a number of therapeutic procedures. Endoscopes in current use include gastroscopes (used to study the stomach), colonscopes (used to view the colon and the large intestine), sigmoidoscopes (used to study the sigmoid area of the large intestine and the rectum), duodenoscope (used to view the duodenum, the first part of the small intestine), and bronchoscopes (used for viewing the bronchial tubes).

    As endoscopes have become more widely used, there has been increased attention given to procedures for cleaning, disinfecting and sterilizing these instruments between uses. "Cleaning" refers to the physical removal of organic material or soil from objects and is designed to remove, rather than to kill, micro-organisms. "Disinfection" refers to a process that uses germicidal chemical agents designed to destroy the potential infection ability of micro-organisms. "Sterilization" refers to the physical or chemical process used to eliminate virtually all viable microbes from an object. Sterilization is typically carried out in a hospital using steam under pressure, liquid or gaseous chemicals or dry heat. If an endoscope is not properly cleaned, disinfected or sterilized between uses, there is an increased likelihood that micro-organisms can be transmitted from one person to another.

    In November 1985, the CDC published "CDC Guidelines for Handwashing and Hospital Environmental Control, 1985" (the "CDC Guidelines"). These guidelines recommended that "semi-critical items," or items, such as endoscopes, that come in contact with intact mucous membranes but do not ordinarily penetrate body surfaces, be subjected to a "high-level disinfection process." Such a process, the CDC Guidelines reported, could be expected to destroy vegetative micro-organisms. The CDC Guidelines noted that a "meticulous physical precleaning, followed by an appropriate high-level disinfection treatment gives the user a reasonable degree of assurance that the items are free of pathogens." The CDC Guidelines also recommend that endoscopes such as laparoscopes (endoscopes used to view the abdominal cavity), arthroscopes and other scopes which enter normally sterile tissue should be subjected to a sterilization procedure after each use, or at least to high level disinfection if sterilization is not feasible.

    Endoscopes can be manually cleaned and disinfected, however, there are many problems with the uniformity of cleaning procedures, personnel exposure to disinfectant fumes and disinfectant residue levels in the endoscope. The Company believes that more thorough disinfection is achieved through the use of endoscope disinfection equipment. The level of disinfection to be achieved depends upon many factors, principally contact time, temperature, type and concentration of the active ingredients of the chemical disinfectant and the nature of the microbe contamination. The chemical disinfectant to be used in a disinfecting process will be selected by hospital personnel based on the object to be disinfected, the hospital facilities and the disinfectants available.

DISINFECTION EQUIPMENT

    The Company's currently-marketed products are the OTT Disinfector, which is 53 inches high, contained in a polyvinyl chloride plastic enclosure and is free standing or can be mounted on a wall; and the DSD-91, which received FDA clearance of its 510(k) premarket notification in March 1994, and is a microprocessor controlled dual endoscope disinfection system. The DSD-91 will disinfect two endoscopes at a time, can be used on a wider variety of endoscopes and is programmable by the user. The Company also has developed a new single scope disinfection unit, the SSD, which is based upon the same design as the DSD-91. The Company expects that the two new disinfectors will replace the OTT Disinfector as the Company's primary product.

    After cleaning, an endoscope is placed in the reservoir of the disinfector which then disinfects the endoscope by pumping disinfectant throughout the endoscope, including the endoscopes channels. The disinfector is a delivery system to ensure that the endoscope, including the channels, will be exposed to the disinfectant for the recommended period of time. The disinfector is operated by medical personnel such as gastrointestinal assistants. Minimal training is required to operate the disinfector.

    The Company believes the disinfectors offer several advantages over manual immersion in disinfectants. The disinfectors are designed to pump disinfectant through all channels of the endoscope, thus exposing all areas of the endoscope to the disinfectant. This process can also inhibit the build up of residue in the channels. In addition, the entire disinfecting process can be completed with minimal participation by the operator, freeing the operator for other tasks, reducing the exposure of personnel to the toxic chemicals used in the disinfection process and reducing the risk of infectious diseases. The disinfectors also reduce risk of inconsistent manual disinfecting.

    The Company also sells disinfectors and disinfectors components to international distributors, who manufacture and assemble disinfectors for sale primarily in Canada and Europe. International sales comprised 26% and 30% of the Company's sales in 1994 and 1993, respectively.

RELATED DISINFECTION PRODUCTS

    The  Company  is  also  marketing one  other  related  disinfection product:
Sterapore Ultramicrofilter.

    The Sterapore Ultramicrofilter is marketed primarily as an accessory to its disinfectors for providing a pyrogen-free water rinse after each disinfection cycle. CDC Guidelines promulgated by the Society of Gastroenterology Nurses and Associates, Inc. recommended a sterile water rinse of endoscopes. The Company imports the Sterapore Ultramicrofilter under an unwritten distribution arrangement. Although the Company believes that its arrangement is an exclusive one, the absence of a written distribution agreement means that the manufacturer can terminate the Company as its distributor without notice or grant others the right to distribute this product.

DISPOSAL SCIENCES, INC.

    In January 1992, MediVators, through its wholly owned subsidiary DSI, acquired the assets of National Syringe Disposal, Inc. ("NSD"), including the DSI-100 compact sharps disposal system. The Company paid $524,584 in cash to or for the account of NSD and issued 125,844 shares of the Company's Series A Common Stock to NSD. The Company will pay NSD 20% of DSI's pre-tax profits, if any, related to the acquisition of NSD, in the years ending December 31, 1992 through 1996, up to an aggregate maximum payment of $2,000,000, payable in cash or Series A Common Stock at the option of NSD. No payments were due to NSD based on results since acquisition through December 31, 1994.

    The Company has redesigned the DSI-100 into the DSI-107 compact sharps disposal system to increase capacity and improve reliability. The system provides point-of-use destruction and decontamination of most types of disposable medical sharps waste including syringes, scalpels, razors and IV needles. The redesigned DSI-107 is primarily suitable for low volume users such as medical offices. DSI is considering seeking alternative distribution routes for the DSI-107, including distribution through the Company's network of independent manufacturer's representatives, entering into a distribution agreement with a third party, or the license sale of the DSI-107 product line to a third party. DSI has not entered into any agreements relating to the DSI-107 to date.

    DSI also has completed development of the DSI System 2000 Infectious Medical Waste Disposal System, a higher-volume system that is intended for hospital use. The DSI System 2000 Infectious Medical Waste Disposal System is a centralized disposal unit that will handle filled medical sharps collection devices and rigid plastics.

    The most common approach to disposal of sharps waste is to put the waste in a disposable container, aggregate and accumulate the material in a central location, transport the material to an off-site location and incinerate or bury the material. In contrast, the Company's approach is to destroy and decontaminate the material at the point of use; thereby eliminating the potential spread of infection which occurs during the accumulation and aggregation process, the expense of disposable containers, and the expense and liability associated with transportation and off-site destruction, and the negative environmental impact.

    The DSI-107 sharps disposal system is comprised of a portable and reusable collection device and a process unit. The collection device is a hand held plastic container into which sharps are deposited by the user, eliminating unnecessary handling. Once full, the collection device is taken to the nearby process unit and the sharps waste is emptied into the process unit, without human contact, through an interlock mechanism between the collection device and the process unit. Using grinding and a dry heat sterilization process, the process unit produces, in approximately one hour, a sterile solid plastic cylindrical-shaped "puck" from the sharps waste.

    The DSI System 2000 Infectious Medical Waste Disposal System is a second generation, higher capacity device, designed to dispose of medical sharps and plastic medical disposable products. The sharps collection container is placed directly into the DSI System 2000 Infectious Medical Waste

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Disposal  System without emptying  the container. The  system decontaminates and reduces the volume of the foregoing materials by about 80%. It is intended primarily for medical waste management but may have commercial applications as well.

    The DSI System 2000 Infectious Medical Waste Disposal System was submitted to independent labs for compliance testing to OSHA, EPA, Odor TUV, UL and cUL standards. The system has successfully passed all testing. The system has also received efficacy testing clearance in approximately 33 states to date.

CUSTOMERS AND MARKETING

    DISINFECTION PRODUCTS. The Company believes that the primary customers for its disinfection products are accredited hospitals. There are approximately 6,000 accredited hospitals in the United States according to the American Hospital Association Guide to the Health Care Field.

    The Company's products are marketed by independent manufacturers' representatives throughout the United States, each of whom has an exclusive territory and is trained on the Company's products. These representatives also market products of other manufacturers. The Company has distribution agreements with manufacturing representatives in Canada, Brazil, Australia, France, Italy, Spain and the United Kingdom covering much of Western Europe.

    The Company directs its marketing efforts toward gastrointestinal assistants and infection control personnel at hospitals and clinics, as well as physicians using endoscopes, including gastroenterologists, colon and rectal surgeons, urologists and family practitioners.

    During the year ended December 31, 1994 sales to one customer represented 11% of total sales. During the year ended December 31, 1993, sales to two customers represented 20% of total sales. Total export sales, primarily to European and Canadian customers, comprised 26% and 30% of the Company's total sales during the years ended December 31, 1994 and 1993, respectively.

    SHARPS DISPOSAL EQUIPMENT. DSI believes that the primary customers for the DSI-107 sharps disposal system will be small hospitals, group medical practices, non-hospital based healthcare facilities including nursing homes, surgical centers, home healthcare facilities, dentist and correctional facilities. The DSI System 2000 Infectious Medical Waste Disposal System is designed primarily for use in hospitals.

COMPETITION

    GENERAL. The medical products industry is intensely competitive and is characterized by rapid technological change, accompanying product obsolescence and the introduction of competitive products offering improved features at lower prices. Advances by the Company's competitors or others could at any time require the Company to attempt to modify or change its products in order to compete effectively disinfection equipment.

    DISINFECTION PRODUCTS. The Company believes its primary competitors in the sale of endoscope disinfectors include Unitrol, Key Med, Inc., Olympus Corporation (which is a principal manufacturer of endoscopes), Lutz, Steris Corporation and Custom Ultrasonics. Some of these companies are more established and have greater resources than the Company and, in addition to endoscope disinfectors, may sell a broader variety of related products.

    MEDICAL WASTE DISPOSAL SYSTEMS. DSI competes with companies that sell special devices for the destruction of sharps and companies that provide products for the destruction and decontamination of other medical wastes.

    Several companies offer products which either destroy or decontaminate sharps waste near point-of-use. These approaches may range from grinding to chemical baths. The Company believes that none of these approaches currently include free-standing units which are capable of destroying and decontaminating at point-of-use, and that such devices are significantly more expensive than the DSI-107 system.

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    The  products which are  employed in the  destruction and decontamination of rigid plastics, sharps and other plastic medical disposables compete with the DSI System 2000 Infectious Medical Waste Disposal System. They range from grinders, to chemical baths, to incinerators, to dry heat and autoclaves. The Company knows of no competitive products which provide the performance features of the DSI System 2000 Infectious Medical Waste Disposal System at a comparable cost. The Company believes those which are known to perform similar functions are significantly greater in cost.

RESEARCH AND DEVELOPMENT

    In 1994 the Company cut back on its research and development efforts. It terminated the MediFlex operation in December 1993 and completed the design of the DSI System 2000 Infectious Medical Waste Disposal System. Research and development expenditures in 1994 were $305,442, compared to $955,549 in 1993 and $332,291 in 1992.

    The Company plans to continue research and development on its existing product lines, but does not expect anything as large as the MediFlex project.

GOVERNMENT REGULATIONS

    MEDICAL DEVICES. The United States Food and Drug Administration ("FDA"), pursuant to the Medical Device Amendments of 1976 to the Food, Drug and Cosmetic Act, amended in 1990 (the "Act"), and regulations thereunder, regulates the testing, manufacturing, packaging, distribution and marketing of medical devices in the United States, including the products manufactured by MediVators, Inc. Comparable agencies in certain foreign countries also regulate the Company's activities.

    The FDA classifies medical devices intended for human use into three categories, depending upon the degree of regulatory control deemed appropriate with respect to each device. The Company's products are Class II and Class III devices for which market approval can be obtained under Section 510(k) procedures, which require demonstration of substantial equivalency to existing products in the market. FDA regulations provide that a manufacturer may not market a device until the FDA notifies the manufacturer that it has a 510(k) notification. The FDA has the authority to require recall of products in the event of a defect. In addition, the Company may voluntarily recall products if necessary.

    The Act also requires compliance with specific manufacturing and quality assurance standards. The FDA has published regulations defining good manufacturing practices to provide that each step of the manufacturing process for any device is controlled to maximize the probability that the finished product meets all quality and design specifications. The regulations also require that each manufacturer establish a quality assurance program by which the manufacturer monitors the manufacturing process and maintains records which show compliance with the FDA regulations and the manufacturer's written specifications and procedures relating to the devices. The FDA makes unannounced inspections of medical device manufacturers and may issue reports or citations where the manufacturer has failed to comply with appropriate regulations and procedures.

    Compliance with the provisions of the Act and the FDA's regulations is time-consuming and expensive. The Company believes it is in material compliance with the provisions of the Act and regulations under the Act. The Company maintains customer complaint files and conducts periodic audits to assure compliance with the FDA regulations. The manufacturing and quality control procedures are documented to ensure that production meets the required standards. The Company actively participates in trade association efforts to review, comment on, and affect the scope of proposed legislation. Federal, state and foreign regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business.

    In March 1994 the Company received FDA clearance of its 510(k) premarket notification for DSD-91 Disinfector.

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    In  October 1989, the  Company received a  letter from the  FDA in which the
Company was advised that 510(k) pre-market notifications had not been submitted for the OTT Channel Sampling Kit or Sterapore Ultramicrofilter (sales of which have not constituted a material part of the Company's revenues), and that certain modifications made to the OTT Disinfector may require an additional 510(k) pre-market notification. The Company has been unable to determine whether prior management responded to such letter or, if so, the content of such response. The Company has not received any further notice from the FDA regarding the issues raised in the 1989 letter. If the FDA were to determine that these products were or are being sold without appropriate clearance, the FDA could take enforcement action, including seizure of the product in question, seeking an injunction against further sales of the subject product and seek substantial civil or criminal penalties against the Company and its officers. Any such enforcement action could have a material adverse effect on the Company.

    MEDICAL WASTE. Regulations affecting the generation, handling and disposal of infectious waste span many jurisdictions. These wastes are regulated as solid or hazardous wastes under various federal, state and local environmental laws and regulations. Moreover, many jurisdictions are taking steps to develop specific regulations for such waste. The United States Congress, with the Medical Waste Tracking of 1988, mandated that a federal program to track such wastes be implemented by the United States Environmental Protection Agency. Additionally, a substantial majority of states now have infectious waste laws and regulations, according to the Federal Office of Technology Assessment.
Finally, local regulations can dramatically impact the location of disposal facilities.

    The Medical Waste Tracking Act required the Environmental Protection Agency to establish regulations concerning the tracking of all aspects of medical waste treatment and disposal in designated states. In particular, all regulated medical waste must be segregated and packaged in specially marked and labeled containers prior to shipment for disposal off-site. Any regulated medical waste transported off-site must be accompanied by a Medical Waste Tracking form which identifies the generator of the waste, intermediate handlers and transporters and the disposal facility. Under the Act, the hospital or medical facility remain liable for the contaminated waste throughout this process including the transportation and destruction of the waste. The Medical Waste Tracking Act has effectively made disposal of medical waste, including sharps, much more expensive by increasing the hospital's or medical facility's liability, paperwork and man-hours required to legally process medical waste. Infectious waste treated on-site is exempted from the tracking requirements except that hospital's operating incinerators must report the quantity of the waste burned.

    State and local medical disposal laws vary. Accordingly, DSI will be required to present each individual governing body with the efficacy test results of the DSI System 2000 Infectious Waste Disposal System and to request permission to distribute in that jurisdiction.

LICENSE AGREEMENTS/PATENTS AND PROPRIETARY RIGHTS

    OTT DISINFECTOR. The Company manufactures and sells the OTT Disinfector pursuant to an exclusive worldwide license agreement with Mayo Foundation. Under the license agreement, Mayo Foundation owns all patent rights and know-how with respect to the OTT Disinfector. The license agreement expires December 31, 2005.

    Under the License Agreement related to the OTT Disinfector (the "Disinfector License Agreement"), the Company must pay a royalty equal to five percent (5%) of the net revenues received by the Company from sales of the OTT Disinfector and enhancements or improvements to the OTT Disinfector. The Company intends to pay the Mayo Foundation a royalty on revenues from sales of the DSD-91. Such royalty payments are due quarterly, together with related reports of sales. The Mayo Foundation has the right to terminate the Disinfector License Agreement if the Company fails to pay minimum royalties of $75,000 per year.

    The Disinfector License Agreement specifically excludes any warranty by Mayo Foundation as to the validity or scope of its proprietary rights in the OTT Disinfector. Any and all action taken to obtain patents or other intellectual property protection for the OTT Disinfector is the Company's responsibility and any patent obtained inures to Mayo Foundation. Mayo Foundation has obtained one U.S. patent related to certain features of the OTT Disinfector, but there is no assurance that this patent will provide any meaningful competitive advantage. Mayo Foundation has no obligation to defend the validity or scope of such patent. Therefore, if any claim is brought by or against the Company, the Company will have to defend the patent and may bear all of the costs of doing so. There can be no assurance that such patent will be upheld if legally challenged or that such patent will provide any protection against competitor's products which, although not infringing upon such patent, may be in direct competition with the OTT Disinfector. Further, there can be no assurance that any patents which may be obtained in the future on any of the Company's products will provide any significant protection or be of commercial benefit to the Company or that their validity will not be challenged.

    Under the Disinfector License Agreement, the Company is obligated to adhere to a general marketing plan pursuant to which the Company is to emphasize sales to key teaching or teaching affiliated hospitals in major markets, attend meetings of endoscopy professions, monitor sales activities and performance of sale representative, engage an international sales firm with representatives or distributors in foreign markets and perform other marketing activities.

    The Disinfector License Agreement provides that Mayo Foundation may terminate such agreement if the Company defaults in the payment of any royalty or the making of any required report, breaches any covenant or makes a false report, and fails to remedy such default, breach or report within ten days after written notice thereof from Mayo Foundation.

PATENTS

    MediVators holds patents in the United States in certain of its products and processes and has other patents pending. These patents expire between the years 2005 and 2012. Licenses held on patents for disinfectors are through the Mayo Foundation for Medical Education and Research. The Company considers its patents to be important but not indispensable to its business. Although the Company generally seeks patent protection when possible, the Company relies to a greater degree on the technical expertise and know-how of its personnel than on its patents to maintain its competitive position. There is no assurance that any patents held or secured by the Company will provide any protection or commercial or competitive benefit to the Company. There is also no assurance that the Company's products will not infringe upon patents held by others.

MANUFACTURING AND SUPPLIERS

    The Company currently manufactures or assembles all its products, except the Sterapore Ultramicrofilter, in Cannon Falls, Minnesota. The Company has certain components and subassemblies manufactured by other firms. All final assembly, testing, quality control and shipping is done at the Company's facility in Cannon Falls. The Company also sells disinfector components to international distributors for the manufacture and assembly of disinfectors for international sale.

ITEM 2.  PROPERTIES

    The Company's manufacturing facility is located in approximately 28,000 square feet of office/ warehouse space in Cannon Falls, Minnesota. This space is part of a building owned by Curtis D. Luebke, the Company's chairman of the board. This facility is leased to the Company pursuant to an oral agreement on a month-to-month basis at a monthly rental of $9,022, and remains at that amount as of March 31, 1995.

ITEM 3.  LEGAL PROCEEDINGS

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to security holders during the fourth quarter of the fiscal year 1994.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

    The Company's Series A Common Stock is traded in the over-the-counter market on The Nasdaq Small Cap Market under the symbol "MVAT". The Series B Common Stock is not listed on any public trading market. The following table sets forth, for the periods indicated, the high and low closing bid as reported by Nasdaq. The quotations in the over-the-counter market reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

                                                                            HIGH BID      LOW BID
                                                                           -----------  -----------
1993
First Quarter............................................................       3 1/2        2 5/8
Second Quarter...........................................................       2 5/8        1 3/4
Third Quarter............................................................       2 3/8        2 1/8
Fourth Quarter...........................................................       2 3/8            2
1994
First Quarter............................................................           3       2 1/16
Second Quarter...........................................................       3 1/4        2 1/2
Third Quarter............................................................       3 3/8        2 1/8
Fourth Quarter...........................................................       3 1/8        1 5/8
1995
First Quarter (through March 24, 1995)...................................       3 1/4        1 7/8

    As of March 24, 1995, there were approximately 216 shareholders of Class A Common Stock and 1 holder of Class B Common Stock of record, not including shareholders who beneficially own Series A Common Stock held in nominee or street name. The last reported sale price of the Series A Common on March 24, 1995 was $2.00.

    The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    1994 COMPARED WITH 1993

    SALES

    In 1994, sales were $3,309,524, an increase of 15% over the prior year. The increase in sales is largely attributable to initial sales of the DSI System 2000 Infectious Medical Waste Disposal System. Disinfector sales were relatively stable.

                                                             YEAR ENDED 1994  YEAR ENDED 1993
                                                             ---------------  ---------------
MediVators, Inc............................................   $   2,903,966    $   2,887,214
Disposal Sciences, Inc.....................................         405,558              848
                                                             ---------------  ---------------
    Total Sales............................................   $   3,309,524    $   2,888,062

    In March 1995 the Company signed a distribution agreement with Sun Medical, Inc. covering the DSI System 2000 Infectious Medical Waste Disposal System in eleven western states.

    GROSS MARGINS

    Gross profit was $1,106,455 in 1994, or 33% of sales compared to $953,900 in 1993, which was 33% of sales. The profit margin remained stable.

    OPERATING EXPENSES

    Selling, general and administrative expenses were $1,554,973 in 1994, or 47% of sales, a decrease of 5% from 1993. This was a result of cost containment measures by the Company and the elimination of the MediFlex operation.

    The Company expects that expenses relating to the DSD-91 and the DSI System 2000 Infectious Medical Waste Disposal System may result in increased selling expenses in 1995.

    Research and development expense was $305,442 in 1994, a decrease of $650,107 from 1993. This reduction is a result of the termination of the MediFlex operation in 1993, and the completion of the DSI System 2000 Infectious Medical Waste Disposal System.

    NON-OPERATING INCOME (EXPENSE)

    Interest (expense) was ($6,308) in 1994 compared to an interest income of $24,816 in 1993. The drop in interest income resulted from having less cash invested and interest expense on a note payable in 1994.

    NET INCOME (LOSS)

    The company had a net loss of ($736,420) or ($.22) per weighted average common share outstanding in 1994 compared to a net loss of ($1,569,610) or ($.55) per weighted average common share outstanding in 1993. The decrease in the net loss is primarily attributable to the termination of MediFlex research and development activities.

    1993 COMPARED WITH 1992

    The Company had sales in 1993 of $2,888,062, a 43% increase over the prior year. The increase in sales is largely attributable to sales to MedFab's third party customers. Disinfector sales were relatively flat in 1993. The Company attributes the lack of growth in disinfector sales primarily to its inability to market the new generation DSD-91 dual scope disinfector in the United States prior to FDA clearance. The Company received FDA clearance of the DSD-91 disinfector in March 1994.

    Gross profit was $953,900 in 1993 or 33% of sales compared to $788,138 or 39% of sales in 1992. The decrease in gross profit margin is due to a larger portion of the Company's sales being generated by MedFab's operation. MedFab's products typically have a lower margin than the Company's other products. In addition, the Company experienced lowered selling prices for the OTT Disinfector in 1993, which contributed to the decrease in gross margin.

    Selling, general and administrative expenses were $1,627,731 in 1993, an increase of 3% over 1992.

    Research and development expense was $955,549 in 1993, an increase of $623,258 over the prior year. Research and development expenses in 1993 included approximately $530,000 for development of the DSI System 2000 Infectious Medical Waste Disposal System and the redesign of the DSI-107, approximately $307,000 for MediFlex research and development, and approximately $119,000 for additional FDA-required testing on the DSD-91 disinfector.

    Interest income was $24,816 in 1993 compared to an interest income of $106,160 in 1992. The drop in interest income resulted from having less cash invested.

    The Company had a net loss of $(1,569,610) in 1993 compared to net loss of ($1,058,979) in the previous year. The net loss was primarily attributable to the cost of funding the research and development activities of DSI and MediFlex, and the Company's inability to market the DSD-91 disinfector in the United States prior to FDA clearance.

CAPITAL RESOURCES AND LIQUIDITY

    SERIES B 10% CUMULATIVE REDEEMABLE CONVERTIBLE COMMON STOCK

    In November, 1993, and January 1994, the Company completed a private placement of an aggregate 125,950 shares of Series B 10% Cumulative Redeemable Convertible Common Stock (the "Series B Shares") at $6.30 per share, with net proceeds to the Company of approximately $674,682.

    The Series B shares are convertible at any time at the option of the holder into three shares of Series A Common Stock and two warrants, each to purchase one share of Series A Common Stock at an exercise price of $5.00 per share until December 31, 1998. The Series B shares have a liquidation preference of $6.30 per share and are entitled to vote with Series A Common Stock (one vote per share). The Series B shares bear a 10% annual dividend until conversion, payable solely in shares of Series A common stock; the dividend accumulates but is not payable except upon conversion of the Series B shares.

    During 1994 and through March 24, 1995, 123,950 Series B shares were converted into an aggregate 399,032 shares of Series A Common Stock and Series B Warrants exercisable for an aggregate 247,900 shares of Series A Common Stock. The conversions were registered pursuant to a registration statement on Form S-3 that was declared effective by the SEC on July 19, 1994, and by the State of Minnesota on August 31, 1994. As of March 24, 1995, an aggregate 2,000 Series B Shares remained outstanding, which, plus then-accrued dividends, were convertible into approximately 6,733 shares of Series A Common Stock and Series B Warrants exercisable to purchase an aggregate 4,000 shares of Series A Common Stock.

    LIQUIDITY

    At December 1, 1994, working capital was $2,772,467, an increase of $694,665 from December 31, 1993. The increase is due to the private placements in early 1994. The Company's working capital includes parts and components inventories in support of products with limited sales history, primarily the DSI-107 product line where formal distribution agreements are presently in process. Provisions for excess or obsolete inventories are made based on management's assessment of expected future demand. Management believes that such inventories are fully recoverable based on expressions of customer interest during the pre-market phase and distributors' estimates of potential product demand. In January 1995, $50,001 of a $290,000 note payable was converted into an aggregate 23,810 shares of common stock. The Company repaid the remaining $239,999 in March 1995.

    The Company has experienced recurring losses from operations primarily as a result of high research and development costs and delays in bringing certain products to market. These matters have combined to strain liquidity and financial resources available to the Company. While the Company had net working capital of approximately $2.8 million and stockholders' equity of approximately $3.6 million at December 31, 1994, available cash is limited and may not be sufficient to fund ongoing obligations unless profitable operations are attained or additional sources of financing are found. The report of the independent public accountants on the Company's financial statements contains an explanatory second paragraph regarding the Company's ability to continue as a going concern.

    Wish FDA approval of the dual disinfector product line in March, 1994 and the completion of product development of the DSI System 2000 Infectious Medical Waste Disposal System in October, 1994, and the Company entering into domestic and international distribution agreements for the DSI System 2000 in 1995, the Company expects to reduce the amount of cash used in operating activities. The Company's loss decreased in 1994 and, in the fourth quarter of 1994, the Company reported results at approximately a break-even level. In the opinion of management, the Company's improved operating results will increase the prospects of attracting any additional sources of funds from investors or lenders that may be required. The Company's ability to continue as a going concern is dependent upon the Company's ability to reduce the amount of cash used in operating activities to improve its liquidity and to obtain addtional debt or equity financing. The Company continues to explore additional sources of financing with potential investors and financial institutions, but there can be no assurance that additional financing will be obtained. The issuance of additional equity would have a dilutive effect on existing shareholders.

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                                PAGE
                                                                                                                -----
Index to Financial Statements..............................................................................          12
Report of Independent Accountants..........................................................................          13
Consolidated Balance Sheet as of December 31, 1994 and 1993................................................          14
Consolidated Statement of Operations for the years ended December 31, 1994 and 1993........................          15
Statements of Stockholders' Equity for the years ended December 31, 1994 and 1993..........................          16
Statements of Cash Flows for the years ended December 1994 and 1993........................................          17
Notes to Consolidated Financial Statements.................................................................          18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
MediVators, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MediVators, Inc. and its subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and uses significant cash in its operations; consequently the Company may need to seek additional financing to continue to fund operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's evaluation of this situation is described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP
Minneapolis, Minnesota
March 29, 1995

                                MEDIVATORS, INC.

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1994 AND 1993

                                           ASSETS

                                                                       1994         1993
                                                                    -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $   509,680  $   391,326
  Accounts receivable, net of allowance for doubtful accounts of
   $7,500.........................................................    1,176,298      628,816
  Inventories.....................................................    1,650,843    1,382,264
  Prepaid expenses and other current assets.......................      190,234      169,219
                                                                    -----------  -----------
    Total current assets..........................................    3,527,055    2,571,625
                                                                    -----------  -----------
Property and equipment, net.......................................      643,371      665,912
Goodwill, net of accumulated amortization of $190,295 and $144,276
 respectively.....................................................       96,183      144,275
Other assets......................................................       46,162       48,174
                                                                    -----------  -----------
                                                                    $ 4,312,771  $ 3,429,986
                                                                    -----------  -----------
                                                                    -----------  -----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable to stockholder.....................................  $   290,000  $   --
  Accounts payable................................................      306,964      372,716
  Accrued compensation............................................      111,469       77,542
  Accrued royalties...............................................       26,708       28,031
  Other accrued expenses..........................................       19,447       15,534
                                                                    -----------  -----------
    Total current liabilities.....................................      754,588      493,823
                                                                    -----------  -----------
Commitments and contingencies (Note 9)

STOCKHOLDERS' EQUITY:
  Series B 10% cumulative redeemable convertible common stock, par value $.01; authorized 500,000 shares; issued and outstanding
   21,500 and 100,100 shares, respectively........................      114,829      522,667
  Series A common stock, par value $.01; authorized 10,000,000 shares; issued and outstanding 3,758,850 and 2,846,494 shares,
   respectively...................................................       37,588       28,465
  Additional paid-in capital......................................    7,744,515    5,999,860
  Deferred compensation...........................................      (10,000)     (22,500)
  Accumulated deficit.............................................   (4,328,749)  (3,592,329)
                                                                    -----------  -----------
                                                                      3,558,183    2,936,163
                                                                    -----------  -----------
                                                                    $ 4,312,771  $ 3,429,986
                                                                    -----------  -----------
                                                                    -----------  -----------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                         1994            1993
                                                                                     -------------  --------------
Net sales..........................................................................  $   3,309,524  $    2,888,062
Cost of goods sold.................................................................      2,203,069       1,934,162
                                                                                     -------------  --------------
    Gross profit...................................................................      1,106,455         953,900
Selling, general and administrative................................................      1,544,973       1,627,731
Research and development...........................................................        305,442         955,549
Other (income) expense.............................................................        (13,848)         41,765
Interest expense (income)..........................................................          6,308         (24,816)
Minority interest in losses of subsidiary..........................................                        (76,719)
                                                                                     -------------  --------------
    Net loss.......................................................................  $    (736,420) $   (1,569,610)
                                                                                     -------------  --------------
                                                                                     -------------  --------------
    Loss per common share..........................................................  $        (.22) $         (.55)
                                                                                     -------------  --------------
                                                                                     -------------  --------------
    Weighted average common shares outstanding.....................................      3,308,694       2,846,494
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                 SERIES B 10%
                                  CUMULATIVE
                                  REDEEMABLE
                                 CONVERTIBLE             SERIES A
                                 COMMON STOCK          COMMON STOCK      ADDITIONAL
                             --------------------  --------------------   PAID-IN      DEFERRED     ACCUMULATED
                              SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL    COMPENSATION     DEFICIT        TOTAL
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
Balance, December 31,
 1992......................                        2,846,494  $  28,465  $5,999,860    $ (30,000)    $(2,022,719) $ 3,975,606
  Sale of Series B common
   stock (net of offering
  costs
   of $107,963)............    100,100  $ 522,667                                                                     522,667
  Compensation expense.....                                                                7,500                        7,500
  Net loss.................                                                                          (1,569,610)   (1,569,610)
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
Balance, December 31,
 1993......................    100,100    522,667  2,846,494     28,465   5,999,860      (22,500)    (3,592,329)    2,936,163
  Sales of Series A common
   stock (net of offering
  costs
   of $80,350).............                          580,500      5,805   1,195,620                                 1,201,425
  Sale of Series B common
   stock (net of offering
  costs
   of $10,840).............     25,850    152,015                                                                     152,015
  Conversion of Series B
   common stock into
   Series A common stock...   (104,450)  (559,853)   335,606      3,356     556,497
  Compensation expense.....                                                                5,000                        5,000
  Forfeiture of deferred
   compensation............                           (3,750)       (38)     (7,462)       7,500
  Net loss.................                                                                            (736,420)     (736,420)
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
Balance, December 31
 1994......................     21,500  $ 114,829  3,758,850  $  37,588  $7,744,515    $ (10,000)    $(4,328,749) $ 3,558,183
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                         1994            1993
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $     (736,420) $   (1,569,610)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation..................................................................         213,174         207,152
    Amortization..................................................................          50,104         155,610
    Minority interest in losses of subsidiary.....................................                         (76,719)
    Changes in assets and liabilities:
      Accounts receivable.........................................................        (547,482)         20,826
      Inventories.................................................................        (268,579)        (64,666)
      Other current assets........................................................         (16,015)         72,219
      Current liabilities.........................................................         (29,235)         81,441
                                                                                    --------------  --------------
        Net cash used in operating activities.....................................      (1,334,453)     (1,173,747)
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................        (190,633)        (45,512)
  Decrease in certificates of deposit.............................................                       1,037,220
                                                                                    --------------  --------------
        Net cash (used in) provided by investing activities.......................        (190,633)        991,708
                                                                                    --------------  --------------
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable..........................................         290,000
  Net proceeds from sale of Series B common stock.................................         152,015         522,667
  Net proceeds from sale of Series A common stock.................................       1,201,425
                                                                                    --------------  --------------
        Net cash provided by financing activities.................................       1,643,440         522,667
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Increase in cash and cash equivalents.............................................         118,354         340,628
Cash and cash equivalents:
  Beginning.......................................................................         391,326          50,698
                                                                                    --------------  --------------
  Ending..........................................................................  $      509,680  $      391,326
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                 See Notes to Consolidated Financial Statements

                                MEDIVATORS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    The Company manufactures and markets medical devices and related products which are used for disinfecting flexible endoscopes, fabricates and assembles various plastic assemblies and products, and manufactures and markets sharps disposal equipment.

    LIQUIDITY AND FINANCIAL RESOURCES

    The Company has experienced recurring losses from operations primarily as a result of high research and development costs and delays in bringing certain products to market. These matters have combined to strain liquidity and financial resources available to the Company.

    While the Company has net working capital of approximately $2.8 million and stockholders' equity of approximately $3.6 million at December 31, 1994, available cash is limited and may not be sufficient to fund ongoing obligations unless profitable operations are attained or additional sources of financing are found.

    With FDA approval of the dual disinfector product line in March, 1994 and the completion of product development of the DSI 2000 sharps disposal system in October, 1994, the Company expects to reduce the amount of cash used in operating activities and ultimately generate positive cash flows. The Company's loss decreased in 1994 and, in the fourth quarter of 1994, the Company reported results at approximately a break-even level. In the opinion of management, the Company's improved operating results will increase the prospects of attracting any additional sources of funds from investors or lenders that may be required. As a result, the Company believes that sufficient financial resources will be available to continue as a going concern.

    CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany balances and transactions are eliminated.

    CASH AND CASH EQUIVALENTS

    Cash  equivalents  are  highly liquid  marketable  securities  with original
maturities  of  three  months  or  less.  Cash  and  cash  equivalents   include
certificates of deposit totalling $200,000 at December 31, 1994.

    INVENTORIES

    Inventories are stated at the lower of cost or market on a first-in, first-out basis. Provisions for excess or obsolete inventories are made based on management's assessment of expected future demand for various products. As a result of delays in bringing certain products to market, there is limited sales history for such products and, accordingly, estimates of future demand involve a high degree of judgment.

    PROPERTY AND EQUIPMENT

    Property and  equipment is  stated at  cost less  accumulated  depreciation.
Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

    GOODWILL

    Goodwill represents  the excess  cost  over the  fair  value of  net  assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over the periods estimated to be benefitted, currently not exceeding five years. The recoverability of unamortized goodwill is assessed on an ongoing basis by comparing undiscounted future cash flows from operations to net book value.

                                MEDIVATORS, INC.

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT

    Expenditures for research and development are expensed as incurred.

    INCOME TAXES

    Income taxes are accounted for by use of the liability method.

    LOSS PER COMMON SHARE

    Loss per common share is computed by dividing the Company's net loss by the average number of Series A shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents consist of stock options, warrants and Series B shares. Series B common stock is a senior security which is considered to be a common stock equivalent and is only included in shares outstanding in those periods where its inclusion would have a dilutive effect. Common stock equivalents are not included in weighted average common shares in periods in which their inclusion would be anti-dilutive.

    POST-RETIREMENT BENEFITS

    The Company does not currently provide post-retirement benefits.

NOTE 2 -- DISCONTINUED LINE OF BUSINESS
    In October, 1992, the Company and certain individuals formed an 80% owned subsidiary primarily involved in the development of diagnostic and therapeutic endoscopic systems. In December, 1993, the operations of this business were discontinued and the related assets and liabilities were liquidated. The Company's share of losses, after offset of the minority shareholders' interest, was $306,876 during the year ended December 31, 1993.

NOTE 3 -- INVENTORIES
    Inventories at December 31 are comprised of the following:

                                                                                1994           1993
                                                                            -------------  -------------
Raw material..............................................................  $   1,006,115  $     796,015
Work-in-process...........................................................        258,721         78,397
Finished goods............................................................        386,007        507,852
                                                                            -------------  -------------
                                                                            $   1,650,843  $   1,382,264
                                                                            -------------  -------------
                                                                            -------------  -------------

NOTE 4 -- PROPERTY AND EQUIPMENT
    Property and equipment is comprised as follows at December 31:

                                                                                1994           1993
                                                                            -------------  -------------
Machinery and equipment...................................................  $     744,295  $     603,641
Office equipment..........................................................        218,465        196,930
Leasehold improvements....................................................        204,992        200,501
Vehicles..................................................................         88,552         65,103
                                                                            -------------  -------------
                                                                                1,256,304      1,066,175
Less: Accumulated depreciation............................................       (612,933)      (400,263)
                                                                            -------------  -------------
                                                                            $     643,371  $     665,912
                                                                            -------------  -------------
                                                                            -------------  -------------

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER
    At December 31, 1994, the Company has a $290,000 note payable to a corporation which is also a stockholder. The outstanding principal balance is payable on April 1, 1995, bears interest at 10% and

                                MEDIVATORS, INC.

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER (CONTINUED) is convertible, at the option of the holder, into 138,095 shares of Series A common stock. In January, 1995 the stockholder converted $50,000 of the note payable into 23,810 shares of Series A common stock.

NOTE 6 -- SERIES B 10% CUMULATIVE REDEEMABLE CONVERTIBLE COMMON STOCK

    During 1993 and 1994, the Company issued a total of 100,100 and 25,850 shares, respectively, of Series B 10% cumulative redeemable convertible common stock at $6.30 per share. The Series B shares are convertible at any time at the option of the holder into three shares of Series A common stock and two warrants, each to purchase one share of Series A common stock at an exercise price of $5.00 per share until December 31, 1998.

    The Series B shares have a liquidation perference of $6.30 per share and are entitled to vote with a Series A common stock (one vote per share). The Series B shares bear a 10% annual dividend until conversion, payable solely in shares of Series A common stock; the dividend accumulates but will not be payable except upon conversion of the Series B shares. At conversion of the Series B shares, accumulated and unpaid dividends will convert automatically into additional shares of Series A common stock at a conversion price based upon the fair market value of the Series A shares immediately preceding the conversion date.

    During 1994, 104,450 shares of Series B common stock, plus accumulated dividends, were converted into 335,606 shares of Series A common stock and associated warrants to purchase 208,900 Series A shares. In 1995, 19,500 Series B shares, plus accumulated dividends, were converted into 63,421 shares of Series A common stock and associated warrants to purchase 39,000 Series A shares.

    The Company, in its sole discretion, may redeem the Series B shares at a redemption price of $7.00 per share provided that the Company's Series A common stock has traded at a price in excess of $6.00 per share on 20 of the 30 trading days immediately preceding the date of redemption notice. Holders of Series B shares will have 30 days after notice of redemption to determine whether to convert or redeem their shares.

NOTE 7 -- COMMON STOCK OPTIONS AND STOCK WARRANTS

    The Company has a stock option plan (Plan) which permits granting of both qualified and nonqualified Series A common stock options to employees. Under the Plan, the Board of Directors is authorized to grant up to 550,000 shares of Series A common stock and establish the terms and conditions of all stock options granted. At December 31, 1994, a total of 316,500 stock options were outstanding under the Plan. In addition to options granted under the Plan, the Board of Directors has granted 262,500 non-qualified Series A common stock options to certain employees. Options have been granted at an option price per share equal to or greater than the fair value at the date of the grant. The options generally vest over a three to five year period and expire after seven to ten years.

                                MEDIVATORS, INC.

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER (CONTINUED)
    The table below summarizes all stock option activity:

                                                                            NUMBER OF   EXERCISE PRICE
                                                                              SHARES       PER SHARE
                                                                            ----------  ---------------
Outstanding at December 31, 1992..........................................     417,750  $  2.00 - $2.13
  Granted.................................................................      85,000  $  2.00 - $2.13
                                                                            ----------
Outstanding at December 31, 1993..........................................     502,750  $  2.00 - $2.13
  Granted.................................................................     107,500       $1.63
  Cancelled...............................................................     (31,250) $  2.00 - $2.13
                                                                            ----------
Outstanding at December 31, 1994..........................................     579,000  $  1.63 - $2.13
                                                                            ----------
                                                                            ----------
Exercisable at December 31, 1994..........................................     422,375
                                                                            ----------
                                                                            ----------

    The Company has also granted warrants to purchase shares of Series A and Series B common stock, at or above fair market value, to certain unrelated entities. At December 31, 1994, outstanding common stock warrants are as follows:

                                                                          PURCHASE
DESCRIPTION                                                    SHARES       PRICE       EXPIRATION DATE
------------------------------------------------------------  ---------  -----------  -------------------
Series A common stock.......................................    150,000   $    4.20       September, 1995
Series A common stock.......................................    208,900   $    5.00        December, 1998
Series B common stock.......................................     12,595   $    7.56         January, 1999

NOTE 8 -- INCOME TAXES

    For purposes of the tax return, the Company has net operating loss carryforwards of approximately $3,900,000 which expire in the years ending December 31, 2000 through 2008. In the event of additional capital stock issuances, these carryforwards may be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

    For financial reporting purposes, the Company has approximately $3,900,000 of available loss carryforwards and net temporary differences. At existing tax rate the future benefit approximates $1,600,000. A valuation allowance has been established for the entire net tax benefit associated with all carryforwards and temporary differences at December 31, 1994 as their realization is not assured. The composition of expected future tax benefits at December 31, 1994 is as follows:

Loss carryforward......................................................  $ 1,441,000
Temporary differences:
  Inventory -- obsolescence reserve....................................       30,000
  Inventory -- uniform capitalization..................................       76,000
  Depreciation and amortization........................................      (14,000)
  Other, net...........................................................       67,000
                                                                         -----------
                                                                           1,600,000
Less: Valuation allowance..............................................   (1,600,000)
                                                                         -----------
                                                                         $         0
                                                                         -----------
                                                                         -----------

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases office and production facilities on a month-to-month basis from an officer and stockholder. Total rent expense included in the statement of operations for the years ended December 31, 1994 and 1993 was approximately $108,000 and $100,000, respectively.

                                MEDIVATORS, INC.

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER (CONTINUED)
    LICENSE AGREEMENT

    Under the terms of an exclusive license agreement with the Mayo Foundation for Medical Education and Research, the Company is required to pay royalties associated with sales of disinfectors. The duration of the agreement is 15 years from 1990, or the life of the related patent, whichever is greater. Minimum royalty payments of $75,000 are required for each license year.

    CONTINGENCY

    In conjunction with the 1992 acquisition of a sharps disposal business, the Company agreed to pay contingent consideration, not to exceed $2 million, based on profits of the acquired company for the period from acquisition through 1996. No contingent purchase consideration is due to the Seller based on results since acquisition through December 31, 1994.

NOTE 10 -- SIGNIFICANT CUSTOMERS AND EXPORT SALES

    During the year ended December 31, 1994, sales to one customer represented 11% of total sales. During the year ended December 31, 1993, sales to two customers represented 20% of total sales. Total export sales, primarily to European and Canadian customers, comprised 26% and 30% of the Company's total sales during the years ended December 31, 1994 and 1993, respectively. Amounts due from international customers comprised approximately 28% of accounts receivable at December 31, 1994.

                                    PART III

ITEM 9. DIRECTORS; EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF THE REGISTRANT

ITEM 10.  EXECUTIVE COMPENSATION

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Items 9, 10, 11, and 12 are incorporated by reference to the Proxy Statement for the Annual Meeting of Shareholders of the Company scheduled to be held in June 1995.

                                    PART IV

ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

    (a)(1) Financial Statements

    The Financial Statements, notes thereto and Independent Auditor's Report thereon are included in Part II, Item 7 of this report.

    (a)(2) Exhibits

    3A.Articles of Incorporation of the Company, as amended.

    3B.By-Laws of the Company, incorporated herein by reference to Exhibit 3B to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    4A.Certificate   of  Designation  of  Series  B  10%  Cumulative  Redeemable
       Convertible Voting Common Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations, and Restrictions of Such Series of Common Stock, incorporated herein by reference to Exhibit 4A to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10AExclusive License Agreement  by and between  Mayo Foundation for  Medical
       Education and Research (formerly Mayo Medical Resources) and the Company regarding the OTT Disinfector dated April 1, 1986, together with the First Amendment thereto dated May 26, 1988 and the Second Amendment thereto dated as of January 1, 1990, incorporated herein by reference to
       Exhibit 10A to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    10BExclusive License Agreement  by and between  Mayo Foundation for  Medical
       Evaluation and Research and the Company regarding the OTT Culture Kit dated as of June 8, 1988, together with the First Amendment thereto dated as of January 1, 1990, incorporated herein by reference to Exhibit 10B to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    10CExclusive License Agreement with Mayo Foundation for Medical Education and Research and the Company regarding the OTT Storage Rack dated as of June 8, 1988 and the First Amendment thereto dated as of January 1, 1990, incorporated herein by reference to Exhibit 10C to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    10DEmployment Agreement by and between Curtis D. Luebke and the Company dated as of June 15, 1991, incorporated herein by reference to Exhibit 10D to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10EEmployment Agreement by and between Donald L. Sturtevant and the Company dated as of June 15, 1991, incorporated herein by reference to Exhibit 10E to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10FForm of Restricted Stock Agreement by and between the Company and each of Gerald D. Van Eeckhout and Thomas D. Mensing dated as of July 19, 1991, incorporated herein by reference to Exhibit 10F to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10GForm of Stock Option Agreement by and between the Company and each of Gerald D. Van Eeckhout and Thomas D. Mensing dated as of July 19, 1991, incorporated herein by reference to Exhibit 10G to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10HAsset  Purchase  Agreement  by  and  among  Disposal  Sciences,  Inc.,  a
       Minnesota corporation which is a wholly-owned subsidiary of Company, Company, and National Syringe Disposal Incorporated d/b/a Disposal Sciences, Inc., a Colorado corporation, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K dated January 21, 1992.

    10IPlacement  Agent  Warrant  to Purchase  Series  B  Cumulative Convertible
       Common Stock of MediVators, Inc., as of January 25, 1994, incorporated herein by reference to Exhibit 10M to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10JPlacement Agency Agreement by and between the Company and Kennedy Mathews
       Landis Healy & Pecora, Incorporated dated September 15, 1993, incorporated herein by reference to Exhibit 10N to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10KCorporate  Finance Consulting  Agreement between the  Company and Kennedy
       Mathews Landis Healy & Pecora, Incorporated dated November 12, 1993, incorporated herein by reference to Exhibit 10O to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10LConvertible Promissory Note  in the  principal amount  of $290,000  dated
       March 31, 1994, incorporated by reference to Exhibit 10P to the Company's report on Form 10-QSB for the quarter ended March 31, 1994.

    10MSecurity  Agreement by  and between  MediVators, Inc.  and Pharmaceutical
       Innovators Ltd.,  dated  March 31,  1994,  incorporated by  reference  to
       Exhibit 10Q to the Company's report on Form 10-QSB for the quarter ended March 31, 1994.

    10N1991 Stock Option and Compensation Plan as amended. Incorporated by reference to Exhibit 10P to the Company's Registration Statement on Form S-3, File No. 33-79764.

    10O1993 Director Stock Option Plan. Incorporated by reference to Exhibit 10Q to the Company's Registration Statement on Form S-3, File No. 33-79764.

    21 List of Subsidiaries incorporated by reference to Exhibit 21 to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    (b) Reports on Form 8-K

    The Company filed no reports on Form 8-K during the fourth quarter of fiscal year 1994.
------------------------
* Management Compensatory Plan or Arrangement

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MEDIVATORS, INC.
                                          REGISTRANT

                                          By ______/s/_DONALD L. STURTEVANT_____
                                                    Donald L. Sturtevant
                                                 CHIEF EXECUTIVE OFFICER AND
                                                          PRESIDENT

Date: March 29, 1994

    In accordance with Section 13 or 15(d) of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

                         NAME                                           TITLE                         DATE
------------------------------------------------------  -------------------------------------  ------------------
                                                        Chairman of the Board, Chief
                   CURTIS D. LUEBKE                      Financial Officer (Principal
                   Curtis D. Luebke                      Financial and Accounting Officer)       March 29, 1995
                                                         and Director

                                                        Chief Executive Officer (Principal
                 DONALD L. STURTEVANT                    Executive Officer), President and       March 29, 1995
                 Donald L. Sturtevant                    Director

                GERALD D. VAN EECKHOUT
                Gerald D. Van Eeckhout                  Director                                 March 29, 1995

                  THOMAS D. MENSING
                  Thomas D. Mensing                     Director                                 March 29, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  FORM 10-QSB

/X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1995

                                       OR

/ /  TRANSITION  REPORT  PURSUANT  TO  SECTION 13  OR  15(D)  OF  THE SECURITIES
     EXCHANGE ACT OF  1934 FOR  THE TRANSITION  PERIOD FROM                   TO

                          COMMISSION FILE NO. 0-20039

                            ------------------------

                                MEDIVATORS, INC.
       (Exact Name of Small Business Issuer as Specified in Its Charter)

           MINNESOTA                   41-1517173
 (State or Other Jurisdiction       (I.R.S. Employer
      of Incorporation or         Identification No.)
         Organization)

CANNON PLAZA SOUTH, HIGHWAY 52 SOUTH, CANNON FALLS, MN
                         55009
 (Address of principal executive office and zip code)

         Issuer's telephone number, including area code: (507) 263-4721

    Check  whether the  issuer (1)  filed all  reports required  to be  filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days. Yes _X_ No ____

    Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

    At November 14, 1995 there were outstanding 3,872,486 shares of Series A Common Stock, $0.01 par value, and 2,000 shares of Series B 10% Cumulative Redeemable Convertible Common Stock, $0.01 par value.
             Transitional Small Business Disclosure:  Yes ____ No X

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MEDIVATORS, INC.
                               FORM 10-QSB INDEX
                               SEPTEMBER 30, 1995

Part I:      Financial Information

             Financial Statements
             Unaudited Consolidated Balance Sheets -- September 30, 1995 and December 31, 1994.............           3
Item 1.

             Unaudited Consolidated Statements of Operations for the Three Month Periods and Nine Month
             Periods Ended September 30, 1995 and 1994.....................................................           4

             Unaudited Consolidated Statements of Cash Flows for the Nine Month Period Ended September 30,
             1995 and 1994.................................................................................           5

             Notes to Unaudited Consolidated Financial Statements..........................................           6

             Management's Discussion and Analysis of Financial Condition and Results of Operations.........           7
Item 2.

Part II:     Other Information.............................................................................           9

Item 1.      Legal Proceedings.............................................................................           9

Item 4.      Submission of Matters to a Vote of Security Holders...........................................

Item 6.      Exhibits and Reports on Form 8-K..............................................................           9

                                MEDIVATORS, INC.

                           CONSOLIDATED BALANCE SHEET

                                   UNAUDITED

                                           ASSETS

                                                                     SEPTEMBER    DECEMBER
                                                                        30,          31,
                                                                       1995         1994
                                                                    -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $    94,240  $   509,680
  Accounts receivable, net of allowance for doubtful accounts of
   $105,000 and $7,500, respectively..............................      608,277    1,176,298
  Inventories.....................................................    1,367,840    1,650,843
  Prepaid expenses and other current assets.......................       56,973      190,234
                                                                    -----------  -----------
    Total current assets..........................................    2,127,330    3,527,055
                                                                    -----------  -----------
Property and equipment, net.......................................      470,438      643,371
Goodwill, net.....................................................                    96,183
Other assets......................................................       46,301       46,162
                                                                    -----------  -----------
                                                                    $ 2,644,069  $ 4,312,771
                                                                    -----------  -----------
                                                                    -----------  -----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable....................................................               $   290,000
  Accounts payable................................................  $   394,702      306,964
  Accrued compensation............................................       89,970      111,469
  Accrued royalties...............................................       22,685       26,708
  Other accrued expenses..........................................       42,275       19,447
                                                                    -----------  -----------
    Total current liabilities.....................................      549,632      754,588
                                                                    -----------  -----------
Commitments

STOCKHOLDERS' EQUITY:
  Series B 10% cumulative redeemable convertible common stock, par value $.01; authorized 500,000 shares; issued and outstanding
   2,000 and 21,500 shares, respectively..........................       10,310      114,829
  Series A common stock, par value $.01; authorized 10,000,000 shares; issued and outstanding 3,872,486 and 3,758,850 shares,
   respectively...................................................       38,725       37,588
  Additional paid-in capital......................................    7,947,397    7,744,515
  Deferred compensation...........................................       (6,250)     (10,000)
  Accumulated deficit.............................................   (5,895,745)  (4,328,749)
                                                                    -----------  -----------
                                                                      2,094,437    3,558,183
                                                                    -----------  -----------
                                                                    $ 2,644,069  $ 4,312,771
                                                                    -----------  -----------
                                                                    -----------  -----------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   UNAUDITED

                                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                                            SEPTEMBER 30,                   SEPTEMBER 30,
                                                    ------------------------------  ------------------------------
                                                         1995            1994            1995            1994
                                                    ---------------  -------------  ---------------  -------------
Net sales.........................................  $       786,590  $     750,832  $     2,333,730  $   2,199,290
Cost of sales.....................................          505,609        535,888        1,404,043      1,525,309
                                                    ---------------  -------------  ---------------  -------------
    Gross profit..................................          280,981        214,944          929,687        673,981
                                                    ---------------  -------------  ---------------  -------------
Selling, general and administrative...............        1,547,884        523,322        2,333,274      1,195,357
Research and development..........................           95,754         94,117          241,469        250,764
Other expense (income), net.......................             (367)        (3,494)         (78,060)        (5,432)
                                                    ---------------  -------------  ---------------  -------------
                                                          1,643,271        613,945        2,496,683      1,440,689
                                                    ---------------  -------------  ---------------  -------------
    Net (loss)....................................  $    (1,362,290) $    (399,001) $    (1,566,996) $    (766,708)
                                                    ---------------  -------------  ---------------  -------------
                                                    ---------------  -------------  ---------------  -------------
Net (loss) per share..............................  $          (.35) $        (.12) $          (.41) $        (.24)
                                                    ---------------  -------------  ---------------  -------------
                                                    ---------------  -------------  ---------------  -------------
Weighted average common shares outstanding........        3,858,573      3,465,134        3,846,073      3,192,561
                                                    ---------------  -------------  ---------------  -------------
                                                    ---------------  -------------  ---------------  -------------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   UNAUDITED

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                         1995            1994
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $   (1,566,996) $     (766,708)
  Adjustments to reconcile net (loss) to net cash used by operating activities:
    Depreciation and amortization.................................................         282,854         186,178
    Gain of sale of investments...................................................         (79,500)
    Changes in assets and liabilities:
      Accounts receivable.........................................................         568,021        (233,113)
      Inventories.................................................................         283,003        (291,174)
      Other assets and liabilities................................................         146,305         (38,018)
                                                                                    --------------  --------------
        Net cash used in operating activities.....................................        (366,313)     (1,142,835)
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................         (10,128)       (163,972)
  Proceeds from sale of investment................................................         151,500
                                                                                    --------------  --------------
        Net cash used in investing activities.....................................         141,372        (163,972)
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable..........................................                         290,000
  Proceeds from sale of Series A common stock.....................................          49,500       1,203,300
  Proceeds from sale of Series B common stock.....................................                         152,015
  Redemption of note payable......................................................        (239,999)
                                                                                    --------------  --------------
        Net cash provided by financing activities.................................        (190,499)      1,645,315
                                                                                    --------------  --------------
        (Decrease) increase in cash...............................................        (415,440)        338,508
Cash and cash equivalents:
  Beginning.......................................................................         509,680         391,326
                                                                                    --------------  --------------
  Ending..........................................................................  $       94,240  $      729,834
                                                                                    --------------  --------------
                                                                                    --------------  --------------

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITY
Note payable converted to Series A common stock...................................  $       50,001

                 See Notes to Consolidated Financial Statements

                                MEDIVATORS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

    Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year 1995.

    These statements should be read in conjunction with the audited financial statements and related notes included in the Company's 10-KSB filed for the year ended December 31, 1994.

                                MEDIVATORS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS
RESULTS OF OPERATIONS

    SALES

    Revenues for the nine months ended September 30, 1995 were $2,333,730, a 6% increase from the comparable period of 1994.

    Revenues for the three months ended September 30, 1995 were $786,590, a 5% increase from the comparable period of 1994.

    The increase in revenues in the third quarter 1995 as compared to the third quarter 1994 can be primarily attributable to an increased marketing effort on the DSD-91 disinfector. Domestic sales of the disinfector line increased 8% and international sales of the disinfector line increased 61%. MedFab sales remained consistent with 1994 levels.

    GROSS MARGINS

    Gross margins for the nine months ended September 30, 1995 were 40%. This is higher than the 31% gross margins for the comparable period in 1994.

    Gross margins for the three months ended September 30, 1995 were 36%. This is higher than the 29% gross margins for the comparable period in 1994.

    The increase in margins is primarily attributable to higher selling prices and cost efficiencies due to higher quantity production compared to 1994.

    OPERATING EXPENSES

    Operating expenses were $2,574,743, or 110% of sales, for the nine months ended September 30, 1995, compared to operating expenses of $1,446,121, 66% of sales, for the nine months ended September 30, 1994.

    Operating expenses were $1,643,638, or 209% of sales, for the three months ended September 30, 1995, compared to operating expenses of $617,439, or 82% of sales, for the three months ended September 30, 1994.

    The increase in operating expenses of $1,026,199 during the third quarter is
primarily  attributable  to  certain  non-recurring  expenses  related  to   the
Company's DSI products.

    Strained financial resources resulted in an inability to develop effective distribution channels for the Company's DSI products. As a result, the future salability of these products is uncertain. During the third quarter, the Company recorded additional provisions for slow-moving DSI inventory and wrote off DSI related goodwill and other assets, which totalled approximately $903,000.

    NON-OPERATING INCOME AND (EXPENSE)

    Non-operating income for the nine months ended September 30, 1995 was $78,060, compared with non-operating income of $5,432 for the comparable period in 1994.

    Non-operating income for the three months ended September 30, 1995 was $367 compared with non-operating income of $3,494 for the comparable period in 1994. The increase in the non-operating income for the nine month period was due to the gain on the sale of an investment in the second quarter 1995.

                                MEDIVATORS, INC.

    NET INCOME (LOSS)

    Net income (loss) for the nine months ended September 30, 1995 was ($1,566,996) or ($.41) per weighted average number of common shares outstanding compared with ($766,708) or ($.24) per weighted average number of common shares outstanding for the nine months ended September 30, 1994.

    Net income (loss) for the three months ended September 30, 1995 was ($1,362,290) or ($.35) per weighted average number of common shares outstanding compared with ($399,001) or ($.12) per weighted average number of common shares outstanding for the three months ended September 30, 1994. Net loss was affected as a result of certain non-recurring expenses related to the Company's DSI products as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY

    At September 30, 1995, the Company had cash in the amount of $94,240, a decrease of $415,440 over cash available at December 31, 1994. At September 30, 1995, working capital was $1,577,698, an decrease of $1,194,769 from December 31, 1994. The decrease in cash can be attributed to operating losses and the repayment of the $290,000 convertible working capital loan. $50,001 was converted into an aggregate 23,810 shares of Series A Common Stock and $239,999 was repaid in March 1995.

    The Company has experienced, and continues to experience, recurring losses from operations. The Company requires financing to continue future operations. The Company has signed a merger agreement with Cantel Industries, Inc., whereby, pursuant to the agreement, Cantel has agreed to provide up to $190,000 to the Company on a secured loan basis at the prime rate plus two percent. The loan must be repaid over nine amortized installments beginning March 1, 1996. Such loan will provide cash for operations through the merger. If the merger is not completed additional financing will be required. There can be no assurance that such financing will be available, or, if available, will be on terms favorable to the Company or its stockholders. The report of the independent public accountants on the Company's financial statements for the year ended December 31, 1994 contained an explanatory second paragraph regarding the Company's ability to continue as a going concern.

                                    PART II
                               OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

    See the Company's report on Form 10-KSB for the fiscal year ended December 31, 1994 for a description of pending legal proceedings. There were no material developments in any pending legal proceedings in the quarter ended September 30, 1995.

ITEM 5.  OTHER ITEMS

    On November 15, 1995, MediVators, Inc. and Cantel Industries announced they have entered into a merger agreement whereby Cantel will acquire MediVators. Under the terms of the agreement, upon consummation of the merger, each share of MediVators stock will be exchanged for .2571 shares of Cantel stock. When consummated, the merger would result in the stockholders of MediVators owning approximately 998,000 shares of Cantel stock, which represents approximately a 26 percent equity interest in Cantel.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

    (b) No reports on form 8-K Current Report were filed during the quarterly period ended September 30, 1995.

                                   SIGNATURES

    In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     MediVators, Inc.
                                                       (Registrant)

                                                   /s/ CURTIS D. LUEBKE

--------------------------------------------------------------------------------
                                                     Curtis D. Luebke
                                                  Chairman of Board and
                                                 Chief Financial Officer
                                                 (Principal Financial and
                                                   Accounting Officer)

                                                 /s/ DONALD L. STURTEVANT

--------------------------------------------------------------------------------
                                                   Donald L. Sturtevant
                                          Chief Executive Officer and President
                                              (Principal Executive Officer)

Date:  November 17, 1995